Exhibit 4.11

Execution Copy

FIFTH RESTATEMENT AND AMENDMENT
TO
PROMISSORY NOTE

Inhibikase Therapeutics, Inc.
Marietta, Georgia

THIS PROMISSORY NOTE IS THE FIFTH RESTATEMENT AND AMENDMENT (THE “FIFTH RESTATED NOTE” OR “NOTE”) OF THAT CERTAIN REVOLVING DEMAND PROMISSORY NOTE ORIGINALLY ISSUED BY MAKER TO PAYEE FOR THE SUM OF NOT TO EXCEED FIFTY THOUSAND DOLLARS ($50,000)(THE “ORIGINAL NOTE”), AS AMENDED BY THAT (A) THE FIRST RESTATEMENT AND AMENDMENT FOR THE SUM OF NOT TO EXCEED ONE HUNDRED THOUSAND DOLLARS ($100,000)(THE “FIRST RESTATED NOTE”), (B) SECOND RESTATEMENT AND AMENDMENT ISSUED IN THE PRINCIPAL AMOUNT OF $121,228.25 (THE “SECOND RESTATED NOTE”), (C) THIRD RESTATEMENT ISSUED IN THE AMOUNT OF $98,418.54, (D) THE FOURTH RESTATEMENT AMOUNT OF $103,585.51 (THE ‘FOURTH RESTATED NOTE”), WHICH ORIGINAL NOTE, FIRST RESTATED NOTE, SECOND RESTATED NOTE, THIRD RESTATED NOTE AND FOURTH RESTATED NOTE ARE HEREBY AND SHALL BE MERGED WITH AND INTO THIS FIFTH RESTATED NOTE UPON ITS ISSUANCE. FOLLOWING THE ISSUANCE OF THIS FIFTH RESTATED NOTE, PAYEE HEREBY AGREES TO RETURN TO MAKER THE FOURTH RESTATED NOTE WITH THE PHRASE “AMENDED AND RESTATED AS OF THE 30th DAY OF JUNE 2020” MARKED ACROSS THE FACE THEREOF. Except as otherwise defined in the text hereof, capitalized terms and phrases shall have the meaning ascribed thereto in Section 7 of this Note.

$42,534.16	Issue Date: June 30th, 2020

Inhibikase Therapeutics, Inc. (as successor to Inhibikase Therapeutics, LLC)(hereinafter “Maker”), a Delaware corporation with its principal place of business in Atlanta, Georgia, promises to pay to McDaniel Law Firm, PC (hereinafter “Payee”), or order (Payee and any subsequent holder(s) hereof are individually and collectively referred to as “Holder”), the principal amount of Forty-two Thousand Five Hundred Thirty- four Dollars and Sixteen Cents ($42,534.16) (the “Principal”), together with any interest as shall accrue on the Principal on and after the Issue Date hereof until paid in full. Inasmuch as the Principal was incurred as a result of the performance of certain legal services performed by Payee, Maker hereby acknowledges that such services were performed and indebtedness incurred pursuant to the terms of the Engagement Letter and Informed Consent, respectively.

1.                  Payment of Principal and Interest.

(a)               Payment in Cash. The Unpaid Balance of this Note is payable either in full or in part until paid in full, as the case may be, without demand and in immediately available funds not later than the earlier to occur of either a Significant Transaction or the 1st day of January 2021 (either such date, the “Maturity Date”); provided, however, that upon and coincident with any one of the events described below, Maker shall make interim payments against (but not in excess of) the Unpaid Balance on this Note in accordance herewith, with each of the following installment obligations constituting an obligation for payment separate and independent from any other payment obligation hereunder:

(i)                 Sale of Division. Upon and coincident with the date on which Maker shall close on the sale, whether directly or indirectly (e.g., the sale of a subsidiary, whether by sale of such subsidiary’s stock or other ownership interest therein or all or part of any assets thereof), of any division or other line of business maintained or operated by it (a “Line of Business”), Maker shall either cause to be paid directly to Holder from the proceeds paid at any such closing or pay to Holder upon and coincident therewith, at the election of Holder, the greater of two percent (2%) of the gross sales price thereof or the amount of Twenty Five Thousand Dollars ($25,000); or

(ii)              Qualified Financing. Upon and coincident with the date on which Maker closes on a Qualified Financing, Maker shall either cause to be paid directly to Holder from the proceeds paid at any such closing or pay to Holder upon and coincident therewith, at the election of Holder, an amount equal to (A) two percent (2%) of gross proceeds up to Three Hundred Thousand Dollars ($300,000) paid or otherwise made available to Maker from any such Qualified Financing; (B) ten percent (10%) of gross proceeds in excess of Three Hundred Thousand Dollars ($300,000), but less than One Million Dollars ($1,000,000) paid or otherwise made available to Maker from any such Qualified Financing; and (C) the remaining note balance if the gross proceeds exceed One Million Dollars ($1,000,000) from any such Qualified Financing.

(b)               Interest. Commencing with the Issue Date and continuing through and including the date on which this Note is paid or otherwise discharged in full, the unpaid Principal amount of this Note shall bear simple interest at the rate of Five and One-Quarter Percent (5.25%) per annum until paid in full, computed on the basis of a year of 360 days.

(c)               Tender. All payments of the Unpaid Balance shall be made in lawful money of the United States of America and shall be made to Holder via wire transfer to an account designated by Holder or, if no account is so designated, at Holder’s address or at such other place as Holder may designate to Maker in writing in accordance with Section 12 of this Note.

2.                  Obligation to Notify. Maker shall notify Holder in writing (a)(i) thirty (30) days in advance of any offer to sale or sale of a Line of Business, Qualified Financing or Significant Transaction; (ii) coincident with either any notice delivered to or received from Dr. Werner or the occurrence of any event relating to Dr. Werner’ termination as Maker’s President or CEO, and (b) provide Holder with any and all documents relating thereto within 48 hours of being requested by Holder. Additionally, Maker shall deliver to Holder any and all annual, quarterly and monthly financial statements, budgets and other financial information reasonably requested by Holder, including, without limitation, “use of proceeds” from the sale of any Line of Business, Qualified Financing or Significant Transaction. Commencing with the date on which Dr. Werner is no longer Maker’s president and CEO or this Note otherwise is in default, Maker hereby grants Holder board observation rights, pursuant to which Maker shall deliver to Holder a copy of any and all notices of its board meetings (including, without limitation, the calling of any such meetings) coincident with the delivery thereof to its board members and attend the same, either in person or via conference call, in the capacity of an observer and will permit Holder or its authorized representative to visit and inspect the properties of Maker, including its corporate and financial records, and to discuss its business and finances with its officers, during normal business hours following reasonable notice and as often as may be reasonably requested. These rights set forth in this Section shall terminate upon the payment of this Note in full.

3.                  Prepayment. The Unpaid Balance of this Note may be prepaid prior to the Maturity Date at the option of Maker in cash, without premium or penalty, together with interest accrued thereon to the date fixed for such prepayment.

4.                  Payments Credited First Against Interest. Notwithstanding any provision in this Note to the contrary, any payment on the Unpaid Balance of this Note, whether as a partial payment or in full, will be credited first against the interest as shall have accrued in accordance with Section 1(b) of this Note, then the Accrued Unpaid Interest and lastly against the unpaid Principal in reverse chronological order.

5.                  Surrender of Note. Upon any such partial payment of the Unpaid Balance, this Note, at the election of Maker, shall be either (a) surrendered to Maker in exchange for a new Note in a Principal amount equal to Unpaid Balance on the Note surrendered, and otherwise having the same terms and provisions as this Note (and for purposes of the foregoing provisions of this Section to be deemed to be the same Note and not a novation of the indebtedness represented thereby), or (b) made available to Maker at the principal office of Maker for notation thereon of the portion thereof so prepaid. Upon payment in full of the amount of the Unpaid Balance, this Note shall be surrendered to the Maker for cancellation.

6.                  Definitions. For purposes of this Note, the following terms and phrases shall have the meaning ascribed thereto:

(a)               “Common Stock” shall have the meaning ascribed thereto in Maker’s Articles of Incorporation, as the same shall have been or is amended from time to time.

(b)               “Engagement Letter” shall mean that letter dated as of the 1st day of July 2009, pursuant to which Holder has performed Corporate Legal Services for and on behalf of Maker.

(c)               “Informed Consent” shall mean that letter dated as of the 18th day of August 2014, and approved by Maker’s Board of Directors, pursuant to which Maker was informed of and waived certain conflicts of interest created by Maker’s indebtedness and issuance of equity to Holder.

(d)               “Initial Public Offering” means the first underwritten offering or listing of shares of Common Stock of Maker or any successor to Maker when such shares are offered pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

(e)               “Qualified Financing” shall mean any transaction (or the first tranche of any series of integrated transactions) with a third party that results in the infusion, contribution or investment into or receipt by Maker or any affiliate thereof of capital through a private placement of Maker’s securities, revenue or any other proceeds, without regard to the nature or type of transaction, including, without limitation, from debt financing, private placement equity financing or the licensing or sublicensing of all or any part of the technology (e.g., licensed patents, knowhow or materials) licensed by Maker under any license agreement or otherwise owned by it; provided, however, that in no event shall a Qualified Financing include a Significant Transaction.

(f)                “Person” means a business trust, corporation, estate, general partnership, individual, limited liability company, limited liability partnership, limited partnership, sole proprietor, trust, or other entity.

(g)               “Securities Market” means: (i) a national securities exchange that is registered under Section 6 of the Securities Exchange Act of 1934, as amended; (it) a foreign national securities exchange that is officially recognized, sanctioned, or supervised by a government body; or (iii) any over-the-counter market that uses an interdealer quotation system. An interdealer quotation system is any system of general circulation to brokers and dealers that regularly disseminates quotations of stocks and securities by identified brokers or dealers, other than by quotation sheets that are prepared and distributed by a broker or dealer in the regular course of business and that contain only quotations of that broker or dealer.

(h)               “Significant Transaction” shall mean any one of the following:

i.	Any transaction (or the first tranche of any series of integrated transactions) pursuant to which Maker sells, transfers, leases, exchanges or disposes of all or substantially all of its assets for cash or property, or for a combination of cash and property, or for other consideration; or

ii.	Any transaction, whether in a single or series of related steps, pursuant to which (1) any Person (or group of Persons) acquires within a twelve (12) consecutive calendar month period by merger, consolidation, reorganization, division or other business combination or transaction or by a purchase of an interest in Maker such that after any such transaction, the holders of ownership interests of Maker immediately prior to such transaction no longer have a controlling interest in Maker (or any successor-in-interest thereof); or (2) the shares of capital stock of Maker or any successor thereto are traded on a Securities Market, whether as a result of an Initial Public Offering or via a reverse merger by Maker into a company the capital stock of which is traded on a Securities Market; or

iii.	The date on which Dr. Milton Werner ceases to serve in the capacity of Maker’s President or CEO for any reason or no reason whatsoever, whether by resignation, termination, death or any other reason whatsoever.

(i)                 “Unpaid Balance” shall mean the amount of accrued and outstanding, but unpaid Principal, Accrued Unpaid Interest and such amount of other interest as shall have accrued thereon as provided in Section 1(b) of this Note through and including any date fixed for payment, whether in whole or in part, under this Note.

7.                  No Impairment. Maker shall not, by amendment of its Articles of Incorporation or Bylaws, each as amended to date, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder against dilution or other impairment.

8.                  Events of Default. The occurrence or existence of any one of the following events or conditions shall constitute an “Event of Default”:

(a)               Maker shall fail to pay the Principal of, or interest on, this Note when the same becomes due and payable in accordance with the terms hereof and such amount remains unpaid for ten (10) business days after the due date thereof;

(b)               Maker fails to observe or perform any other covenant or agreement on the part of Maker contained in this Note which failure continues for a period of thirty (30) days after the date of written notice thereof from Holder;

(c)               Maker makes a general assignment for the benefit of its creditors or applies to any tribunal for the appointment of a trustee or receiver of a substantial part of the assets of Maker, or commences any proceedings relating to Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or other liquidation law of any jurisdiction; or any such application is filed, or any such proceedings are commenced against Maker and Maker indicates its consent to such proceedings, or an order or decree is entered by a court of competent jurisdiction appointing such trustee or receiver, or adjudicating Maker bankrupt or insolvent, or approving the petition in any such proceedings, and such order or decree remains unstayed and in effect for ninety (90) days; or

(d)               Any party to a material agreement notifies Maker that it is in default of the terms of any such agreement or otherwise exercises any remedy it may have under such agreement on account of any default on the part of Maker that is claimed thereunder.

9.                  Remedies. If an Event of Default occurs and is continuing, Holder may, by notice in writing to Maker, declare the entire Unpaid Balance of this Note to be due and payable immediately, and upon any such declaration, the entire Unpaid Balance of this Note shall become and be immediately due and payable, and Holder may thereupon proceed to protect and enforce its rights either by suit in equity or by action at law or by other appropriate proceedings, whether for specific performance (to the extent permitted by law) of any covenant or agreement contained herein or in aid of the exercise of any power granted herein, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of Holder. In the event this Note is placed in the hands of an attorney for collection or for enforcement, or in the event that Holder incurs any costs incident to the collection of any indebtedness evidenced hereby, Maker agrees to pay all reasonable attorneys’ fees and expenses, all court and other costs and the reasonable costs of any other collection efforts. Forbearance to exercise the remedies set forth herein with respect to any failure or breach of Maker shall not constitute a waiver by Holder of any of such remedies.

10.              Expenses. Except as otherwise provided in this Note, each of Maker and Holder shall bear its own costs incurred in connection with the negotiation, documentation and execution of this Note, the closing of the transactions contemplated herein, and any amendment, waiver, consent, supplement or modification hereto.

11.              Notices. All notices, requests, consents and other communications required or permitted under this Note shall be in writing and shall be deemed to have been delivered three (3) days after the date mailed, postage prepaid, by certified mail, return receipt requested, or on the date personally delivered:

If to Maker, to: Inhibikase Therapeutics, Inc. Attn: Chief Executive Officer 3350 Riverwood Parkway Suite 1900 Atlanta, Georgia 30339	If to Payee, to: McDaniel Law Firm, PC Attn: Frank McDaniel, Esq. PO Box 681235 Marietta, Georgia 30068-0021

If to any Holder other than Payee, to such address as may have been designated by notice given Maker by such Holder. Maker, Payee or any other Holder may designate a different address by notice given in accordance with the foregoing.

12.              Maker’s Representations and Warranties. Maker hereby represents and warrants to each Holder that the statements contained in this Section are true, correct and complete as of the execution date of this Note: (a) Maker is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (b) Maker has full power and authority (including full corporate power and authority) to execute and deliver this Note and to perform its obligations hereunder; (c) this Note constitutes the valid and legally binding obligation of Maker, enforceable in accordance with its terms and conditions; (d) the execution, delivery and performance of this Note and all other agreements contemplated hereby have been duly authorized by Maker; (e) neither the execution and delivery of this Note, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Maker is subject or any provision of its charter, bylaws, or other governing documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Maker is a party or by which it is bound or to which any of its assets is subject, (iii) result in the imposition or creation of a lien upon or with respect to its assets or (iv) require the prior written consent of any third party.

13.              Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of Maker and Holder.

14.              Assignment; Binding Effect. Maker shall neither be entitled to assign nor assign all or any portion of its performance obligations under this Note and any attempted assignment hereof shall be void and of no effect. Holder may assign this Note and its right to receive payment hereunder. Subject to the preceding sentences, this Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

15.              Governing Law and Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES. THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, THE ENGAGEMENT LETTER OR MATTERS RELATED HERETO.

16.              Venue. MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA SITTING IN COBB COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF GEORGIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST MAKER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. MAKER AND HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12 OF THIS NOTE. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

MAKER

Inhibikase Therapeutics, Inc.

By:	/s/ Milton Werner
Milton Werner, Ph.D.
Chief Executive Officer
Dated: 06/30/2020

ACCEPTED AND AGREED TO:

PAYEE

McDaniel Law Firm, PC

By:	/s/ Frank McDaniel
Frank McDaniel, Esq.
President
Dated: 06/30/2020